Exhibit 10.10

CARGURUS, INC.

Two Canal Park

Cambridge, MA

02141

November 30, 2015

Scot Fredo

[ADDRESS]

Dear Scot:

We are pleased to extend you this offer of full-time employment to become a VP, Financial Planning and Analysis at CarGurus, Inc., a Delaware corporation (the "Company"). This offer is contingent upon you providing and CarGurus successfully completing at least two professional references and your successful completion of the Company's background screening process, which will require you to sign the Electronic Disclosure and Authorization Form with our provider: Talentwise. This offer, which will remain in effect until Friday, December 4, 2015, can be accepted by countersigning the enclosed copy of this letter where indicated at the end of this letter and returning the countersigned copy to me.

We are excited about the contributions that we expect you will make to the success of the Company, and would like your employment to begin as soon as possible. Accordingly, we and you mutually agree to a start date of [to be discussed] (the "Start Date").

Duties and Extent of Service

As VP, Financial Planning and Analysis you will be a member of the Finance Team. You will have responsibility for performing those duties as are customary for, and are consistent with, such position, as well as those duties as the Chief Financial Officer may from time to time designate. Except for vacations and absences due to temporary illness, you will be expected to devote your full time and effort to the business and affairs of the Company.

Compensation

a.	Base Salary

In consideration of your employment with the Company, the Company will pay you a base salary of Two Hundred Thousand Dollars ($200,000) per year, such payments to be made as customarily disbursed by the Company to its employees. Along with other employees of the Company, your base salary will be reviewed for readjustment on an annual basis.

b.	Annual Discretionary Bonus

As long as the Company remains profitable (defined as being cash flow positive for a full annual fiscal year), you will become eligible for an annual discretionary bonus. Your target annual bonus will be $50,000, but the actual amount will be subject to both the performance of the company as well as your individual contributions.

C.	Fringe Benefits.

You will be entitled to participate from time to time in all fringe benefits made available to employees of the Company. No representation is made, however, that any specific fringe benefits now available will continue or that any other fringe benefits will be made available. Notwithstanding the foregoing, the following benefits will, in any event, be available to you.

(i)

Health Insurance. If elected by you, you may participate in the Company's health insurance program, and the Company will pay that portion of the premium for you, on a basis and pursuant to a program, substantially the same as that offered to other employees of the Company.

(ii)	Vacations. You will be entitled to three weeks' paid vacation annually at such reasonable times as you and the Company may determine.

(iii)	Expense Reimbursement. The Company will reimburse you for all ordinary and necessary expenses incurred on behalf of the Company and in accordance with its reimbursement policy.

Equity

As VP, Financial Planning and Analysis, the Company is prepared to offer to you the opportunity to acquire an equity interest in the Company upon the terms and conditions set forth below. Subject to the approval of the Company's board, the Company will grant you an option to purchase 8,000 shares of common stock of the Company Common at a price per share to be determined at the Company’s next Board of Directors meeting subsequent to the date of this offer letter (the "Optioned Shares”) pursuant to the terms of the Company's 2015 Unit Equity Incentive Plan (the "Plan"). The Optioned Shares shall be subject to four-year vesting during (and only during) your employment by the Company, with the first twenty-five percent (25%) vesting on the first anniversary of the Start Date and an additional 6.25% vesting at the end of each three months thereafter until all of the options to acquire Optioned Shares are fully vested. Any Optioned Shares that are unvested on the termination of your employment shall be void and of no force or effect. Vested options for Optioned Shares may be exercised up to the first to occur of the date which is the earlier of the expiration of ten years from the Grant Date, as defined in the Plan, or thirty days after termination of your employment by the Company, in each case in accordance with the terms of the Plan.

Promptly following the Start Date, the Company will prepare any and all documentation necessary to implement your options for Optioned Shares and the vesting thereof as provided above. You understand that the Optioned Shares purchased by you will be subject to the same risks as those facing other members of the Company, including, without limitation, the possibility of dilution in the event that the Company issues additional shares of Preferred Stock or Common Stock of the Company.

Proprietary Information and Inventions

Prior to commencing your employment with the Company, you agree to sign a copy of the Company's standard Nondisclosure, Developments and Non-Competition Agreement, a copy of which is attached as Exhibit A hereto. By signing below, you represent that you are free to enter into this agreement and the Nondisclosure, Developments and Non-Competition Agreement and carry out the obligations hereunder and thereunder without any conflict with any prior agreements to which you are a party.

Termination

You acknowledge that the employment relationship between the Company and you are at-will, meaning that the employment relationship may be terminated by the Company or you for any reason or for no reason. However, the Company and you agree to make reasonable efforts to provide the other party at least thirty (30) days’ written notice prior to termination of the employment relationship.  You acknowledge that, in connection with any termination of your employment with the Company, you will assist the Company in its efforts to find a new VP, Financial Planning and Analysis and will provide such transitional assistance as the Company may reasonably require. In connection with the foregoing, the Company agrees that should your employment be terminated, you will receive as your sole and only payments on account of such termination (and subject to execution of appropriate documentation to this effect) accrued compensation through the date of termination. In addition, COBRA rights will be available to you.

Governing Law and Jurisdiction

This agreement shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Massachusetts. The Company and you hereby expressly consent and agree that any dispute, controversy, legal action or other proceeding that arises from, concerns or touches this agreement shall be brought in either the Superior Court of Massachusetts or the United States District Court for the District of Massachusetts. The Company and you hereby acknowledge that said courts have sole and exclusive jurisdiction over any such dispute or controversy, and that the Company and you hereby waive any objection to personal jurisdiction or venue in these courts, and waive any right to jury trial.

Entire Agreement: Amendment

This agreement (together with the Nondisclosure, Developments and Non-Competition Agreement) and the Plan set forth the sole and entire agreement and understanding between the Company and you with respect to the specific matters contemplated and addressed hereby and thereby. No prior agreement, whether written or oral, shall be construed to change or affect the operation of this agreement or the other agreements contemplated hereby in accordance with their terms, and any provision of any such prior agreement which conflicts with or contradicts any provision of this agreement or the other agreements contemplated hereby is hereby revoked and superseded.

This agreement may be amended or terminated only by a written instrument executed both by you and the Company, acting through its Board of Directors.

We are excited to have you on board as a VP, Financial Planning and Analysis. Please acknowledge your acceptance of this offer and the terms of this agreement by signing below and returning a copy to me.

Sincerely,

CARGURUS, INC.

By:	/s/ Jason Trevisan

I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this agreement prior to signing hereunder.

Agreed to and Accepted:

By:	/s/ Scot Fredo

Date:	12/4/2015